HAUSER FILES VOLUNTARY PETITION FOR CHAPTER 11 REORGANIZATION

     El Segundo, CA and Longmont, CO - April 1, 2003 -- Hauser, Inc. (OTCBB:HAUS) today said that it, and its wholly owned subsidiaries, Botanicals International Extracts, Inc., Hauser Technical Services, Inc. and ZetaPharm, Inc., filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code with the U.S. Bankruptcy Court for the Central District of California. Chapter 11 allows a company to continue operating in the ordinary course of business and to maximize recovery for the company's stakeholders. The Chapter 11 filings will enable Hauser to continue to conduct business as usual while it develops a reorganization plan.

     Kenneth Cleveland, president and chief executive officer said, "We are encouraged by the progress we have made to substantially reduce costs, increase manufacturing efficiencies, consolidate operations, restructure administrative activities and reduce operating assets. Additionally, our lender, Wells Fargo, has worked patiently and professionally with us as we have tried to restructure our balance sheet. Ultimately, however, Hauser needs a greater equity base and access to permanent capital. We believe this bankruptcy filing will afford the company the time and process to arrange those elements for the benefit of all interested parties."

     Hauser, headquartered in El Segundo, California and Longmont, Colorado, is a leading supplier of herbal extracts and nutritional supplements. Hauser also provides chemical engineering services and contract research and development. Hauser's products and services are principally marketed to the pharmaceutical, dietary supplement and food ingredient businesses. Hauser's business units include: Botanicals International Extracts, ZetaPharm and Hauser Contract Research Organization. Hauser also does business using the dba BI Nutraceuticals.

Certain oral and written statements of management of the Company included in this Press Release and elsewhere may contain forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. These statements include the plans and objectives of management for future operations. The forward-looking statements included herein and elsewhere are based on current expectations that involve judgments which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that the forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.


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CONTACTS:

               Kenneth C. Cleveland
               President and Chief Executive Officer
               Hauser, Inc.
               (310) 648-7881

               Investors and News Media:
               Robert Jaffe/Cecilia Wilkinson
               PondelWilkinson MS&L
               (323) 866-6060
               investor@pondel.com